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                                                                       Exhibit 2

                             SHAREHOLDERS AGREEMENT

            This Shareholders Agreement, dated as of June 6, 2001 (this "Agreement"), is made and entered into among TRW Inc., an Ohio corporation ("Parent"), NSI Systems Inc., a Rhode Island corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and each other party listed on the signature pages hereof (each, a "Shareholder").

            WHEREAS, as of the date hereof, each Shareholder owns (beneficially and of record) the number of shares of common stock, par value $.10 per share, of Network Six, Inc., a Rhode Island corporation (the "Company"), set forth opposite such Shareholder's name on Exhibit A hereto (all such shares so owned and which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, whether upon the exercise of Company Options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Shares") and is the holder of the number of Company Options, if any, set forth opposite such Shareholder's name on Exhibit A hereto;

            WHEREAS, immediately prior to the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of the Merger Sub with and into the Company (the "Merger"); and

            WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed, severally and not jointly, to enter into this Agreement.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                   ARTICLE I.

                          TRANSFER AND VOTING OF SHARES

            1.1. Voting of Shares. Each Shareholder hereby agrees that from the date hereof until the termination of this Agreement pursuant to Section 4.2 hereof ("the Term"), at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, such Shareholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time; provided that no amendment shall reduce the consideration payable with respect to each share of the Company's common stock or change the nature of such consideration), (ii) against any Takeover Proposal and (iii) in favor of any other matter which the board of directors of the Company proposes or the grounds that it is necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote the Shares directly.

            1.2. Disposition or Encumbrance of Shares. Each Shareholder hereby agrees that, during the Term, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of, or


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create or permit to exist any Encumbrance (as hereinafter defined) on any of such Shareholder's Shares.

            1.3. Proxy. Each Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as Shareholder) to any consent, certificate or other document relating to the Company that the law of the State of Rhode Island may permit or require as provided in Section 1.1. This proxy is limited to, and subject to the conditions set forth in Section 1.1.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

            1.4. No Solicitation. Each Shareholder covenants and agrees that, during the Term, it shall not, directly or indirectly through any officer, director, agent or other representative, solicit, initiate or encourage any inquiries or the making of any proposal from any person (other than Parent, Merger Sub and any of their affiliates) relating to (i) any acquisition of all or any of the such Shareholder's Shares or (ii) any transaction that constitutes a Takeover Proposal. Each Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations of such Shareholder and its officers, directors, agents or other representatives with any person conducted heretofore with respect to any of the foregoing. Each Shareholder shall notify Parent and Merger Sub promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

            1.5. Disclosure. Each Shareholder hereby authorizes Parent and Merger Sub to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.


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                                   ARTICLE II.

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                                THE SHAREHOLDERS

            Each Shareholder, severally and not jointly, hereby represents and warrants to Parent and Merger Sub as follows:

            2.1. Due Organization, Authorization, etc. Such Shareholder (if it is a corporation, partnership or other legal entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub as such Shareholders' Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which a Shareholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Shareholder of the transactions contemplated hereby whose consent has not been obtained.

            2.2. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate the trust agreement, Certificate of Incorporation or Bylaws or other similar organizational documents of such Shareholder (in the case of a Shareholder that is a trust, corporation, partnership or other legal entity), (ii) conflict with or violate any Law applicable to such Shareholder or by which such Shareholder or any of such Shareholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Shareholder or (if such Shareholder is a corporation, partnership or other legal entity) any of its subsidiaries, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound or affected.

            (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of such Shareholder's obligations under this Agreement.

            2.3. Title to Shares. Except as disclosed in any Schedule 13D filed prior to the date hereof by such Shareholder pursuant to the Securities Exchange Act of 1934, as amended, such Shareholder is the sole record and beneficial owner of the Shares set forth opposite such Shareholder's name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition,


                                 Page 10 of 16
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adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

            2.4. No Inconsistent Arrangements. Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares, Company Options or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares, Company Options or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Company Options, (iv) deposit such Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Company Options, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

            2.5. No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Shareholder. Each Shareholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.


                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                              MERGER SUB AND PARENT

            Parent and Merger Sub hereby, jointly and severally, represent and warrant to each Shareholder as follows:

            3.1. Due Organization, Authorization, etc. Merger Sub and Parent are corporations duly organized, validly existing and in good standing under the laws of the States of Rhode Island and Ohio, respectively. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and, assuming its due authorization, execution and delivery by each Shareholder, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms.


                                   ARTICLE IV.

                                  MISCELLANEOUS

         4.1. Definitions. Terms used but not otherwise defined in this Agreement, including those defined in Section 8.10 of the Merger Agreement, have the meanings assigned to such terms in the Merger Agreement.


                                 Page 11 of 16
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         4.2. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) by Parent or any Shareholder (with respect to such Shareholder) if the Merger shall not have been consummated on or before the 180th calendar day after the date hereof or (iii) automatically and without any required action of the parties hereto upon the termination of the Merger Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         4.3. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

         4.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Merger Sub, to:

                       TRW Inc.
                       1900 Richmond Road
                       Cleveland, Ohio 44124
                       Attention:  Secretary
                       Telecopy:   (216) 291-7255

                       with a copy to:

                       TRW Inc.
                       12011 Sunset Hills Road
                       Reston, Virginia 20190-3285
                       Attention:  Assistant General Counsel
                       Telecopy:   (703) 345-7075

         (b) If to a Shareholder, to the address of such Shareholder on the signature pages hereto with a copy to:

                      Esanu Katsky Korins & Siger, LLP
                      605 Third Avenue
                      New York, New York 10158
                      Attention:  Asher S. Levitsky P.C.
                      Telecopy:  212-953-6899

         4.5. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.


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         4.6. Entire Agreement; Assignment. This Agreement and the Merger
Agreement, as amended from time to time, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise), provided, however, that Parent or Merger Sub may, in its sole discretion, assign or delegate its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

         4.7. Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

         4.8. Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

         4.9. Further Assurance. From time to time, at the other party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

         4.10. Stop Transfer. Each Shareholder agrees with, and covenants to, Parent and Merger Sub that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

         4.11. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

         4.12. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         4.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.


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         4.14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

         4.15. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         4.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         4.17. Shareholder Capacity. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the Term, a director of the Company makes any agreement or understanding herein in his capacity as such director, and the agreements set forth herein shall in no way restrict any director or officer in the exercise of his or her fiduciary duties as a director of the Company. The Shareholder has executed this Agreement solely in its capacity as the beneficial holder of the Shares.

         IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this Agreement to be executed by its officer thereunto duly authorized and each Shareholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.


TRW INC.

By: /s/ William B. Lawrence
    ----------------------------------------
    Title: Executive Vice President, General
               Counsel and Secretary


NSI SYSTEMS INC.

By: /s/ Ronald P. Vargo
    ----------------------------------------
    Title: Vice President and Treasurer


ALLIANCE CAPITAL INVESTMENT CORP.

By: /s/ Stacie Greene
    ----------------------------------------
    Stacie Greene, President
    Address:  125 West Shore Road
              Huntington, NY 11743


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JERICHO CAPITAL CORP. SEP F/B/O KENNETH GREENE


By: /s/ Kenneth Greene
    -------------------------------
    Kenneth Greene
    Address:   125 West Shore Road
               Huntington, NY 11743


    /s/ Kenneth Greene
    -------------------------------
    Kenneth Greene, Individually
    Address:   125 West Shore Road
               Huntington, NY 11743


    /s/ Stacie Greene
    -------------------------------
    Stacie Greene, Individually
    Address:   125 West Shore Road
               Huntington, NY 11743


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                                    EXHIBIT A

                              List of Shareholders


Name of Shareholder                                             Number of Shares

Alliance Capital Investment Corp.*                                  150,696


Jericho Capital Corp. SEP FBO Kenneth Greene**                       34,000


   *  Beneficial Owner for purposes of Schedule 13D filings includes
      Stacie Greene

   ** Beneficial Owner for purposes of Schedule 13D filings includes
      Kenneth Greene


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